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                          PRESS RELEASE


FOR IMMEDIATE RELEASE


                                         Contact:  Dan Spiegelman
                                    SVP & Chief Financial Officer
                                                     650/812-9509
                                                               or
                                                 Christopher Chai
                                            Treasurer & Director,
                                               Investor Relations
                                                     650/812-9560



         CV THERAPEUTICS AMENDS STOCKHOLDER RIGHTS PLAN

     PALO ALTO, CA (July 21, 19992000) - CV Therapeutics, Inc. (Nasdaq: CVTX) announced that its Board of Directors had approved amendments to its previously-approved Stockholder Rights Plan. The amendments approved by the Board included lowering the trigger percentage from a 20 percent ownership interest to a 15 percent ownership interest.

     The Rights Plan, as amended, is designed to enable all CVT stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire CVT. The Rights Plan, as amended, is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights were distributed to CVT stockholders in February 1999 as a non-taxable dividend and expire in ten years from February 23, 1999, the Record Date. The rights are exercisable only if a person or group acquires 15 percent or more of CVT Common Stock or announces a tender offer of CVT's Common Stock. If a person acquires 15 percent or more of CVT's Common Stock, all rightsholders except the potential buyer are entitled to acquire CVT Common Stock at a discount. The effect is to discourage acquisitions of more than 15 percent of CVT's Common Stock without negotiations with the CVT Board of Directors.

     The rights trade with CVT's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution was not taxable to the stockholders, and the amendment of the Stockholder Rights Plan is similarly not taxable to the stockholders. CVT's Board of Directors may terminate the Rights Plan, as amended, at any time or redeem the rights prior to the time a person acquires more than 15 percent of CVT Common Stock.

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     In  addition  to historical information, this press  release
contains  forward-looking  statements  that  involve  risks   and
uncertainties,  including,  but  not  limited  to   uncertainties
related  to  the  Company's early stage  of  development.   These
factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT is currently conducting clinical trials for two of its products. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors for the potential treatment of angina, is in Phase III clinical trials. CVT-510, an A1 adenosine receptor agonist, for the potential treatment of atrial arrhythmias, is in Phase II clinical trials. For more information, please visit CV Therapeutics' web site at www.cvt.com.

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